                                                                   EXHIBIT 99.1


                         INDEPENDENT ACCOUNTANTS' REPORT

Board of Directors
Ohio State Financial Services, Inc.

We have reviewed the accompanying consolidated statement of financial condition of Ohio State Financial Services, Inc. and subsidiary as of March 31, 2001, and the related consolidated statements of cash flows and the consolidated statements of operations for the three-month periods ended March 31, 2001 and 2000. These financial statements are the responsibility of Ohio State Financial Services, Inc.'s management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying consolidated financial statements in order for them to be in conformity with generally accepted accounting principles.

We have previously audited, in accordance with generally accepted auditing standards, the consolidated statement of financial condition as of December 31, 2000, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for the year then ended (not presented herein); and in our report dated January 23, 2001, we expressed an unqualified opinion on those consolidated financial statements.

/s/ S. R. SNODGRASS, A.C.

Wheeling, West Virginia
May 4, 2001

S. R. Snodgrass, A.C.
980 National Road, Wheeling, WV 26003-6400  Phone: 304 233-5030